Exhibit 99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE
Contact:          Brent L. Peters
Telephone Number: 610-965-5959
E-mail:           blpeters@eastpennbank.com



              EAST PENN FINANCIAL CORPORATION ANNOUNCES PAYMENT OF
                      A SEMI-ANNUAL CASH DIVIDEND FOR 2004


(January 26, 2004) - EMMAUS,  PA - East Penn  Financial  Corporation  (NasdaqSC:
EPEN) announced that the Board of Directors has approved the payment of a semi-annual cash dividend for 2004. The first of the two dividend payments will be $0.08 per share, payable February 28, 2004 to all shareholders of record as of January 31, 2004.

Brent L. Peters, President and Chief Executive Officer, stated that "the increased dividend is a result of East Penn Financial Corporation's successful earnings trend and is a way of sharing the company's success with its shareholders."

Historically, East Penn Financial Corporation paid one annual cash dividend. The decision to pay dividends semi-annually is an added benefit to the shareholders. The second cash dividend payment to shareholders will be announced in the second half of 2004.

East Penn Financial Corporation, a $338 million financial holding company, is the parent of East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 7 branch locations. East Penn Financial Corporation's stock is traded on the Nasdaq SmallCap Market under the symbol "EPEN". Additional information about East Penn Financial Corporation is available at www.eastpennbank.com.






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This press  release may  contain  forward-looking  statements  as defined by the
Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.